Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES TO EXCEED FISCAL 2005 THIRD QUARTER MEAN EARNINGS PER SHARE ESTIMATE

NEW YORK, January 4, 2005 ---- Forest Laboratories, Inc. (NYSE:FRX), an international pharmaceutical manufacturer and marketer, today announced that it expects its performance for the fiscal 2005 third quarter ended December 31, 2004 to exceed the current mean estimate. The Company projects that diluted earnings per share will exceed the current First Call mean estimate of $0.59 per share by approximately 15%. In the third quarter of last fiscal year Forest earned $0.60 per share.

The Company indicated that the principal reason for the better than anticipated performance in the quarter is strong net sales volume of approximately $795 million. Sales of its antidepressant Lexapro® were approximately $427 million. Sales of the antidepressant Celexa® of approximately $130 million during the quarter were negatively impacted due to the introduction of generic versions in November 2004. Sales of Namenda®, an NMDA antagonist for the treatment of moderate to severe Alzheimer's disease, amounted to approximately $100 million. Branded and generic sales of the antiviral Flumadine® totaled approximately $30 million as the US Government placed a one-time order on behalf of the Centers for Disease Control in response to a shortage of flu vaccine. Other income for the quarter included co-promotion earnings from Sankyo of approximately $22 million on the shared profits of Benicar®*.

Research and development expense in the quarter was approximately $80 million and includes a payment to Gideon Richter Limited pursuant to the collaboration agreement announced during the quarter.

Fully diluted shares outstanding for the quarter were approximately 369 million, a reduction of approximately 6 million shares from last quarter primarily due to the Company's previously announced share repurchase program. Forest has cumulatively repurchased 16 million of its shares since the program's inception.

Forest plans to issue its third quarter fiscal 2005 earnings on Tuesday, January 18, 2005 and will hold an investor conference call to discuss the results.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Celexa® (citalopram HBr), an antidepressant for adults; Benicar® * (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar HCT™ (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral®* (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; Combunox™ (Oxycodone HCL and Ibuprofen) an opiod and NSAID combination indicated for the short-term management of acute, moderate to severe pain expected to be available in the U.S. early 2005.

*Benicar® is a registered trademark of Sankyo Pharma, Inc., Campral® is a registered trademark under license from Merck Sante s.a.s, subsidiary of Merck KGaA, Darmstadt, Germany.

Except for historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and on form 10-Q for the periods ending June 30, and September 30, 2004. Actual results may differ materially from those projected.

Source: Forest Laboratories, Inc.